Novi & Wilkin
Attorneys at Law

Michael C. Novi, Esq.
Greg B. Wilkin, Esq.
1325 Airmotive Way, Suite 225
Reno, Nevada 89502

(775) 786-7721
Fax: (775) 786-7038
noviwilkin@gmail.com

August 18, 2014

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Tide Petroleum Corp., Form S-1 Registration Statement

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), filed by Tide Petroleum Corp., a Nevada corporation (the "Company"), with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement, consisting of 7,830,000 outstanding shares of common stock, are duly authorized and legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under "Legal Matters" in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

Greg B. Wilkin, Esq.